Exhibit 23.3

Consent of Independent Auditors

Continental Bank Holdings, Inc.

Plymouth Meeting, Pennsylvania

We hereby consent to the use in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 Amendment No. 1 of Bryn Mawr Bank Corporation of our report dated March 8, 2013, relating to our audit of the consolidated financial statements of Continental Bank Holdings, Inc. and Subsidiaries as of December 31, 2012 and for the year then ended, which appears in the Joint Proxy Statement/Prospectus.

We also consent to the reference to our firm under the heading “Experts” in the Joint Proxy Statement/Prospectus which is a part of the Registration Statement.

/s/ ParenteBeard LLC

ParenteBeard LLC

Reading, Pennsylvania

July 22, 2014